   As filed with the Securities and Exchange Commission on November 14, 2000
                                                          Registration No.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------
                        GenStar Therapeutics Corporation
                            (Formerly UroGen Corp.)
             (Exact name of Registrant as specified in its charter)

                                ----------------
                                    Delaware
         (State or other jurisdiction of incorporation or organization)
                                   33-0687976
                    (I.R.S. Employer Identification Number)
                                10865 Altman Row
                              San Diego, CA 92121
                                 (858) 450-5949
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ----------------
                              Robert E. Sobol, MD
                            Chief Executive Officer
                        GenStar Therapeutics Corporation
                                10865 Altman Row
                              San Diego, CA 92121
                                 (858) 450-5949
           (Name, address and telephone number of agent for service)
                                   Copies to:
                            Dennis J. Doucette, Esq.
                      Luce Forward Hamilton & Scripps LLP
                         600 West Broadway, Suite 2600
                              San Diego, CA 92101
                                 (619) 236-1414

                                ----------------
   Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
   If the only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box. [X]
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        Calculation of Registration Fee

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                    Proposed
                                                       Proposed      maximum
                                                       maximum      aggregate
     Title of each class of          Amount to be   offering price  offering      Amount of
   securities to be registered      registered(1)    per unit(2)    price(2)   Registration fee
-----------------------------------------------------------------------------------------------
Common Stock, $0.001 par value...  1,480,500 shares     $12.50     $18,506,250      $4,886

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Represents the shares already issued plus estimated maximum number of shares of the Common Stock of the Registrant which may be issued to the Selling Security Holders upon exercise of the warrants for Common Stock. In the event of a stock split, stock dividend or similar transaction involving the Common Stock of the Registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416 (a) under the Securities Act.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the bid and ask prices reported for such securities on the American Stock Exchange on November 10, 2000.

                                ----------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   PROSPECTUS

                        GenStar Therapeutics Corporation
                            (Formerly UroGen Corp.)

                                1,480,500 Shares
                                  Common Stock

                               ----------------

   The Selling Securityholders named on page 12 may offer for sale up to 1,480,500 shares of our common stock.

   We will not receive any proceeds from the sale of the shares offered. However, we may receive certain cash consideration in connection with exercises of warrants.

   The Selling Securityholders, directly, or through agents, brokers, dealers, or underwriters to be designated, from time to time, may sell all or a portion of the shares in one or more transactions or terms to be determined at the time of sale. Any underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchases of shares for whom they may act as agent.

   On November 10, 2000, the closing price of our common stock, which is quoted on the American Stock Exchange under the symbol "GNT," was $12.50 per share.

                               ----------------

   The common stock offered in this prospectus involves a high degree of risk. See "risk factors" beginning on page 5.

                               ----------------

   These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is November 14, 2000

                               PROSPECTUS SUMMARY

   You should read this summary together with the more detailed information and our financial statements and notes appearing elsewhere in this prospectus.

                        GenStar Therapeutics Corporation
                            (Formerly UroGen Corp.)

   We are a biotechnology company dedicated to the development of innovative gene therapy products for the treatment of hemophilia, cancer and HIV/AIDS. Gene therapy is technology that uses genetic materials as therapeutic agents to treat disease. Gene therapy seeks to restore, augment or correct gene functions either by the addition of normal genes or by neutralizing the activity of defective genes. An essential requirement of gene therapy is a suitable delivery system for introducing therapeutic genes into cells. Two major approaches which have been used are viral and non-viral delivery systems, also called vectors.

   Prior to July 1998, we were a biotechnology company developing gene therapy products for the diagnosis and treatment of prostate cancer. We had licensed technology in this area and were evaluating gene delivery systems.

   In July 1998, we acquired equipment from the gene therapy unit of Baxter Healthcare Corporation together with exclusive rights to gene delivery technologies in exchange for 1,841,219 shares of our common stock and 5,830 shares of our Series A Preferred Stock. The technology acquired from Baxter is based upon gene transfer systems derived from a type of cold virus called an adenovirus. We believe this adenoviral system provides superior gene transfer efficiency and expression compared to other gene therapy approaches. Gene expression is the biological process the body employs to make proteins from the genetic code of DNA. High levels of gene expression mean that high levels of proteins are made. The gene transfer system has been engineered to remove nearly all of the original adenovirus genes which are then replaced with therapeutic genes. These genetically engineered therapeutic viruses contain less than 3% of the original adenovirus. We believe that removal of unwanted adenoviral genes permits increased gene transfer capacity with a high level of expression of the gene being delivered. In addition, there is improved safety compared to standard gene transfer systems. Because these therapeutic viruses are engineered to maximize the delivery of therapeutic genes, they are termed "MAXIMUM-AD" vectors. These MAXIMUM-AD vectors retain the ability to infect other cells and the efficient gene transfer characteristics of the original adenoviruses. We believe that we have engineered capabilities into our MAXIMUM-AD systems that provide for sustained, high level expression of the gene being transferred. We believe our gene transfer and expression systems will advance the capabilities of gene therapy for disease management, providing what we believe to be efficient gene transfer and long term gene expression desired for effective therapeutic treatments.

   In May 2000, pursuant to a merger of Allegro Cell Systems, Inc. (Allegro) into GenStar, we acquired all of the outstanding shares of Allegro in exchange for 288,000 shares of our common stock, and an obligation to issue an additional 12,000 shares of common stock. Allegro has a license to certain technologies for the treatment and prevention of AIDS and for lentiviral gene therapy.

   The technology for the treatment of AIDS is based upon vaccination with a genetically modified HIV virus. The modified virus is incapable of replication and suitable for administration to humans. The modified virus is still capable of infecting cells and expressing HIV genes resulting in the generation of immune responses that eradicate HIV infected cells. The lentiviral gene therapy delivery technology was designed for therapeutic applications.

   Our current activities consist of the development of the gene transfer system in our Factor VIII MAXIMUM-AD product for hemophilia, our tumor killing IL-3 viral vector product for prostate cancer, and AIDS and lentiviral gene therapy development work. Three gene therapy products are under development: 1) Factor VIII MAXIMUM-AD Vector for the treatment of hemophilia; 2) Tumor Killing Interleukin-3 (IL-3) Adenoviral Vectors for the treatment of prostate cancer; and 3) Lentivirus based vaccine for the treatment and prevention of HIV/AIDS. The Factor VIII MAXIMUM-AD Vector for hemophilia is expected to provide a greater duration of the normally occurring protein, Factor VIII, reducing chronic bleeding and joint damage which are characteristic of this disorder. The IL-3 adenoviral product is comprised of a mixture of two adenoviral vectors which complement each other, resulting in replication of the virus in tumor tissues, leading to the destruction of tumor cells, radiation sensitization and anti-tumor immune responses for the treatment of prostate cancer. The Lentivirus Vector is a genetically modified HIV virus in which the viral genes nef and env have been eliminated, rendering the virus incapable of replication and suitable for vaccinating humans. We anticipate defining additional uses for our vector technology and potentially acquiring other technologies.

   We were incorporated as UroGen Corp. in Delaware in June 1995 as a wholly-owned subsidiary of Medstone International, Inc., a Delaware corporation. Our business was formed from the molecular biology and small molecule pharmaceuticals divisions of Medstone. We had operated as two divisions of Medstone from July 1, 1991 to December 29, 1995 when Medstone transferred the operations of these divisions into our company. On February 9, 1996, Medstone distributed all of our outstanding stock to its shareholders by issuing a dividend of one share of our common stock for each share of Medstone stock held as of December 29, 1995. In March 2000, we changed our name from UroGen Corp. to GenStar Therapeutics Corporation. Our principal executive offices are located at 10865 Altman Row, San Diego, California 92121, and our telephone number is (858) 450-5949.

                                  THE OFFERING

 Common stock offered by GenStar................... None

 Common stock offered by the selling stockholders.. 1,480,500 shares, including
                                                    513,500 shares issuable
                                                    upon exercise of the
                                                    warrants

 Common stock outstanding after the offering....... 22,663,829 shares,
                                                    23,377,329 shares assuming
                                                    all 513,500 shares are
                                                    issued upon exercise of the
                                                    warrants

 Use of proceeds................................... GenStar will not receive proceeds from the sale of
                                                    the shares offered. The
                                                    warrants include a net
                                                    exercise provision.
                                                    Accordingly, we may not
                                                    receive significant
                                                    proceeds from exercise of
                                                    the warrants.

   The above number of shares outstanding after the offering is based on the shares outstanding as of September 30, 2000. This number excludes:

  . 4,450,583 shares subject to outstanding options at a weighted average exercise price of $2.35 as of September 30, 2000.

  . 2,629,117 shares issuable upon exercise of outstanding warrants, other than those which are a subject of this prospectus, at a weighted average exercise price of $0.64 per share as of September 30, 2000.

  . An aggregate of 1,140,098 shares available for future issuance under our stock option plans as of September 30, 2000.

   Refer to "Risk Factors" for additional information.

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our business. If any of the following risks actually happen, our business, financial condition and operating results could be materially adversely affected. In this case, the trading price of our common stock could decline, and you could lose part or all of your investment.

   This prospectus contains forward-looking statements that involve risks and uncertainties. The statements contained in this prospectus that are not purely historical are forward-looking statements, including statements regarding our expectations, beliefs, intentions or strategies regarding the future. All forward-looking statements included in this document are based on information available to GenStar on the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the following risk factors and elsewhere in this prospectus.

GENSTAR RISKS

   We will need substantial additional funding which may not be available to us and may limit our growth.

   Although we raised $25.3 million dollars in the first quarter of fiscal 2000, from which we expect to fund operations until the middle of 2002, our operations to date have consumed substantial amounts of cash and have generated insignificant revenues. The negative cash flow from operations is expected to continue and to accelerate for at least the next four years. The development of our products will require a commitment of substantial funds to conduct the costly and time-consuming research, preclinical and clinical testing necessary to bring our products to market and to establish manufacturing and marketing capabilities. GenStar's future capital requirements will depend on many factors:

  . the progress of our research and development programs;

  . the progress of preclinical and clinical testing;

  . the time and cost involved in obtaining regulatory approvals;

  . the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights;

  . competing technological and market developments; and

  . our ability to establish collaborative and other arrangements with third parties, such as licensing and manufacturing agreements.

   Baxter has committed to fund the development of our hemophilia product under the Developmental Collaboration Agreement until we treat the first patient in Phase I clinical trials, at which time they will pay us a $2 million milestone payment. We cannot be certain that we will ever receive the milestone payment. We expect that our existing capital resources and the amounts committed by Baxter will enable us to maintain our current and planned operations until the middle of 2002. We will need to raise substantial additional capital to fund our operations. We intend to seek this additional funding either through collaborative arrangements or through public or private equity or debt financings. We cannot be certain that additional financing will be available on acceptable terms, or at all. If we raise additional funds by issuing equity securities you will experience further dilution with respect to the stock registered in this offering. If adequate funds are not available, we may be required to delay or reduce the scope of our operations or to obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights we may have acquired in the interim.

   We are in the early stage of product development. Our technology requires additional research and development, clinical testing and regulatory clearances prior to marketing our products. If any of our potential products fail, our business may not succeed.

   Our products are in the early stages of development. They will require additional research and development, clinical testing and regulatory clearances. We currently do not sell any products and do not expect to have any products commercially available for at least four years. Our proposed products are subject to the risks of failure inherent in the development of gene therapy products based on innovative technologies.

   As a result, we are not able to predict whether our research and development activities will result in any commercially viable products or applications. In our industry, the majority of the potential products fail to enter clinical studies, and the majority of products entering clinical studies after achieving promising preclinical results are not commercialized successfully.

   We have limited manufacturing experience and marketing experience, which may impair the sale of our products.

   We cannot guarantee that we will be able to develop manufacturing or marketing capabilities successfully, either on our own or through third parties. To date, we have engaged only in the development of pharmaceutical technology and products, and have more limited experience in manufacturing or procuring products in commercial quantities or in marketing pharmaceutical products. We have only limited experience in conducting clinical trials and other later-stage phases of the regulatory approval process. We cannot be certain that we will be able to engage successfully in any of these activities for any of the products we attempt to commercialize.

   Our business is expanding rapidly and our business prospects may suffer if we are not able to effectively manage the growth of our operations, retain employees and successfully integrate new personnel.

   We currently plan to expand our operations to include development of our prostate cancer, AIDS and lentiviral gene therapy programs and other programs yet to be identified. Additionally, while we currently have a manufacturing facility to produce material for Phase I and II clinical trials, if we decide to establish a commercial-scale manufacturing facility, we will require substantial additional funds and personnel and will be required to comply with extensive regulations applicable to such a facility. This growth may strain our management and operations. Our ability to manage such growth depends on the ability of our officers and key employees to:

  . broaden our management team and to attract, hire and retain skilled employees;

  . implement and improve our operational, management information and financial control systems;

  . expand, train and manage our employee base; and

  . develop additional expertise among existing management personnel.

   We depend on future collaborations with others, which may be difficult to obtain, and our revenues may depend on the efforts of third parties.

   Our strategy for the development, clinical testing, manufacturing and commercialization of our products includes entering into various collaborations with corporate partners, licensors, licensees and others. We have entered into a distribution agreement with Baxter Healthcare Corporation under which Baxter has the exclusive right to market, sell and distribute the hemophilia product. Therefore, any revenues we may receive from the hemophilia product are dependent on the efforts of Baxter. To the extent that we enter into additional co-promotion, distribution or other licensing arrangements, any revenues we receive will depend on the efforts of the other parties in these arrangements.

   We may not be able to negotiate these collaborative arrangements on acceptable terms, if at all. Even if we enter into these collaborative arrangements, they may not be successful. If we are unable to establish these arrangements, we would need to raise additional capital to undertake these activities at our own expense. In addition, we may encounter significant delays in introducing our products into some markets or find that the development, manufacture or sale of our products in these markets is adversely affected by the absence of these collaborative agreements.

   We are a development stage company with a limited operating history; we expect continued losses and may never become profitable.

   We are considered a development stage company because we have not yet generated revenues from sales. From our inception in July 1991 through September 30, 2000, we have incurred cumulative losses of approximately $22.9 million, almost all of which consisted of research and development and general and administrative expenses. We expect our losses to increase in the future as we begin our clinical trials and increase our research and development activities. It is possible that we may never achieve significant revenues or become profitable.

   Even if we eventually generate revenues from sales, we expect to incur significant operating losses over the next several years. Our ability to become profitable and to achieve long-term success will depend on:

  . the time and expense necessary to develop our proposed products;

  . whether and how quickly we can obtain regulatory approvals for proposed products; and

  . our success in bringing these products to market.

   Inability to protect our technologies through patent protection could allow our competitors to exploit our proprietary products and technologies.

   We actively pursue patent protection for our proprietary products and technologies. We hold or have licensed rights to two U.S. patents and currently have or have licensed rights to 14 U.S. patent applications pending and several foreign patent applications pending. In addition, we have numerous foreign patent applications pending corresponding to our U.S. patents. However, our patents may not protect us against our competitors. We may be required to file suit to protect our patents, and we cannot be certain that we will have the resources necessary to pursue such litigation or otherwise protect our patent rights.

   We also rely on trade secret protection for our unpatented proprietary technology. However, trade secrets are difficult to protect. Others could develop substantially equivalent information or gain access to our trade secrets.

   We have a policy requiring that our employees and consultants execute proprietary information agreements upon commencement of employment or consulting relationships. These agreements provide that all confidential information developed or made known to the individual during the course of the relationship must be kept confidential except in specified circumstances. However, these agreements may not successfully protect our trade secrets or other proprietary information.

   Others could assert claims against us based on their patents. Claims could seek damages as well as an injunction prohibiting clinical testing, manufacturing and marketing of the product at issue. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the product at issue. It is possible that any license required under any patent would not be made available on acceptable terms, if at all. There has been, and we believe that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. If we become involved in any litigation, a substantial portion of our financial and personnel resources could be consumed, regardless of the outcome of litigation.

   Competition for highly-skilled personnel is intense and the success of our business depends on our ability to attract and retain key personnel.

   Our future success, if any, depends to a significant degree upon the continued service of key technical and senior management personnel, particularly Paul D. Quadros and Robert E. Sobol, MD, the loss of whose services might significantly delay our product development and commercialization efforts. We do not have agreements with Mr. Quadros or Mr. Sobol which would assure retention of their services for more than sixty days.

   We will also need substantial additional expertise in the areas of manufacturing, marketing and finance, among others, in order to achieve our business objectives. Competition for qualified personnel is intense, and the loss of key personnel or the inability to attract and retain the additional skilled personnel required for the expansion of our business could damage our business.

INDUSTRY RISKS

   Clinical trials are designed to test the safety and efficacy of our potential products in human subjects. Successful clinical trials depend on the complexity of the potential product and the rate of patient enrollment. If the clinical trials are not successful, we will incur additional expense and/or our potential products may not be approved for sale.

   Extensive and costly clinical testing will be necessary to assess the safety and efficacy of our potential products. The rate of completion of clinical trials depends on, among other factors, the type, novelty and complexity of the product and the rate of patient enrollment. Patient enrollment is a function of many factors, including:

  . the nature of the clinical trial protocols;

  . the existence of competing protocols;

  . size of the patient population;

  . proximity of patients to clinical sites; and

  . eligibility criteria for the study.

   Our initial clinical trial will be for our hemophilia product. There are other companies conducting clinical trials in patients with hemophilia. As a result, we must compete with them for clinical sites, physicians and the limited number of patients with hemophilia who fulfill the stringent requirements for participation in clinical trials. Delays in patient enrollment will increase costs and delay the introduction of our potential products, thereby harming our business and financial condition.

   Even if we successfully enroll subjects in our clinical trials, we cannot guarantee they will respond to our potential products. If we do not comply with the U.S. Food and Drug Administration regulations applicable to clinical trials, our trials could be delayed, suspended or canceled, or the FDA might not accept the results of our trials. The potential for adverse results exists with any clinical trial. The FDA may suspend clinical trials at any time if it concludes that the subjects participating in our trials are being exposed to unacceptable health risks. Further, we cannot assure you that human clinical testing will show any current or future product candidate to be safe and effective or assure you that if approved, such products would be accepted or successful in the marketplace.

   We face intense competition and must cope with rapid technological change, which may adversely affect earnings and financial condition and/or render our potential products obsolete.

   We are engaged in gene transfer research, which is a rapidly changing field. Existing products and therapies to treat hemophilia and prostate disorders will compete directly with the products that we are seeking to develop and market. Competition from fully integrated pharmaceutical companies and more established biotechnology companies is expected to increase. Most of these companies have significantly greater financial resources and expertise than we do in the following areas:

  . research and development;

  . manufacturing;

  . preclinical and clinical testing;

  . obtaining regulatory approvals; and

  . marketing.

   Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical companies. Many of these competitors have significant products approved or in development and operate large, well-funded research and development programs.

   Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for product and clinical development and marketing. These companies and institutions also compete with us in recruiting and retaining highly qualified scientific and management personnel.

   In addition, our competitors may develop more effective or more affordable products, or achieve earlier patent protection or product commercialization and market penetration than we will. Additionally, technologies developed by our competitors may render our potential products uneconomical or obsolete, and we may not be successful in marketing our potential products against competitors.

   We need to comply with significant government regulation to obtain product approvals and to market products after approvals. Compliance with government regulation can be a costly and time consuming process, with no assurance of ultimate approval. If these approvals are not obtained, we will not be able to sell our potential products.

   Various agencies in the United States and abroad regulate the testing, manufacturing, labeling, distribution, marketing and advertising of proposed products and ongoing research and development activities. The U.S. Food and Drug Administration, the U.S. National Institutes of Health and comparable agencies in foreign countries impose many requirements on the introduction of new pharmaceutical products through lengthy and detailed clinical testing procedures, and other costly and time consuming compliance procedures. These requirements make it difficult to estimate when our potential products will be commercially available, if at all.

   Our potential products will require substantial clinical trials and FDA review as new drugs. We cannot predict with certainty when we might submit any of our proposed products currently under development for regulatory review. Once we submit a product for review, we cannot guarantee that FDA or other regulatory approvals will be granted on a timely basis, if at all.

   If we are delayed or fail to obtain required approvals, our business and results of operations would be damaged. If we fail to comply with regulatory requirements, either prior to approval or in marketing our products after approval, we could be subject to regulatory or judicial enforcement actions. These actions could result in:

  . product recalls or seizures;

  . injunctions;

  . civil penalties;

  . criminal prosecution;

  . refusal to approve new products and withdrawal of existing approvals; and

  . enhanced exposure to product liabilities.

   If we sell our products outside the U.S., we will be subject to regulatory requirements governing these sales. These requirements vary widely from country to country and could delay introduction of our products in those countries.

   The pricing of our product may depend on third-party payors, whose reimbursement and/or cost control policies may limit the revenues from our products.

   In both domestic and foreign markets, sales of our products, if any, will depend, in part, on the extent to which third-party payors, including government agencies such as Medicare, managed care providers and private health insurers will reimburse users for the costs of our products and any related treatments. If those who buy our products are not adequately reimbursed, they may forego or reduce use.

   Third-party payors are engaged in ongoing efforts to reduce the costs of pharmaceutical products. In the United States, an increasing emphasis on managed care and consolidation of hospital purchasing has and is expected to continue to place pressure on pharmaceutical prices, and may reduce the prices we can charge for our potential products. In many major foreign markets, pricing approval is required before sales can commence and prices are often set by governmental authorities. These price controls are subject to change at unpredictable times. Market acceptance of our potential products will be severely curtailed if adequate coverage and reimbursement levels are not provided by governmental authorities and private third-party payors.

   We face the risk of product liability claims, which could affect our earnings and financial condition.

   Our business will expose us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic products. Product liability results from harm to patients using our potential product that was Either not communicated as a potential side-effect, or was more extreme than communicated. We will require all patients enrolled in the clinical trials to sign consents, which explain the risks involved with participating in the trial. The consents, however, provide only a limited level of protection and product liability insurance will be required. We may not be able to obtain and maintain product liability insurance for all of our clinical trials. We may not be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities which would expose us to potential product liability.

   Accidents related to hazardous materials used in our research and development efforts could subject us to significant liability.

   Our research and development efforts involve the controlled use of radioactive and hazardous materials and biological hazardous materials, such as isopropyl alcohol, ethanol, bromides and viruses. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for any damages that result and any liability could exceed our resources.

RISKS RELATED TO THIS OFFERING

   There may be an adverse impact on the value of your investment from shares eligible for future sale.

   Sales of shares of our common stock in the public market, including shares being registered in this prospectus and shares which will be issued when stock options are exercised, could have an adverse effect on the market price of our common stock. The common stock being registered for resale in this prospectus represents 7% of our total outstanding shares, assuming exercise of all of the warrants being registered. Sales of this stock might also make it more difficult for us to sell equity securities and equity-related securities in the future at a time and price that is acceptable.

                                USE OF PROCEEDS

   We will not receive proceeds from the sale of the common stock offered in this prospectus. The maximum amount we could receive upon exercise of the warrants is $385,125. However, the warrants include a "net exercise" provision, where the investors can elect to receive fewer shares upon exercise rather than pay the exercise price in cash. Accordingly, we may not receive significant proceeds from the exercise of the warrants. In addition, as the warrants can be exercised at any time until January 21, 2005 and are exercisable at the option of the holder, we cannot predict when we might receive any cash proceeds, if at all. Any amount we do receive will be used for general working capital purposes.

                            SELLING SECURITYHOLDERS

   The following table sets forth information with respect to each Selling Securityholder, the respective number of shares of common stock beneficially owned by them as of the date of this prospectus, the number of shares offered for their respective accounts, and the percentage of and amount of shares beneficially owned by each Selling Securityholder. All of these shares were held of record with sole voting and investment power, subject to applicable community property laws, by the named individual and/or by his/her spouse, except as indicated in the footnotes below. For each Selling Securityholder, the number of shares beneficially owned includes shares issuable upon exercise of warrants for which the underlying shares are covered by this prospectus. Because the Selling Securityholders may offer all or some portion of the shares of common stock being offered pursuant to this prospectus, no estimate can be given as to the amount of the common stock that will be held by the Selling Securityholders upon termination of any sales. None of the Selling Securityholders has had any position, office or other material relationship with us in the past three years.

                                                                  Shares
                                                            Beneficially Owned
                                                               Assuming All
                                          Shares    Number    Shares Offered
                                       Beneficially   of         are Sold
                                       Owned Prior  Shares  ------------------
       Selling Securityholders          to Sale(1)  Offered Number Percent (%)
       -----------------------         ------------ ------- ------ -----------
Wayne Rothbaum(2).....................   640,500    640,500  --        --
Mitchell Silber(3)....................   540,000    540,000  --        --
Wong-Stall Family Trust...............   234,000    234,000  --        --
Drs. Malcolm Mitchell and June Kan
 Mitchell.............................    27,000     27,000  --        --
Craig S. Andrews......................    22,500     22,500  --        --
Dr. Tina Nova.........................     1,500      1,500  --        --
Eric Poeschla.........................     1,500      1,500  --        --
David Looney..........................     1,500      1,500  --        --
Shellwater & Co.(4)...................    12,000     12,000  --        --

--------
(1) Pursuant to the rules of the Commission, shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants or other convertible securities are deemed to be outstanding for the purpose of computing the percentage of ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person sharing in the stocks.
(2) Includes 363,500 shares issuable upon exercise of presently outstanding warrants for common stock.
(3) Includes 150,000 shares issuable upon exercise of presently outstanding warrants for common stock.
(4) Shellwater & Co. (an affiliate of the regents of the University of California) has the right to acquire 12,000 shares of common stock pursuant to the terms of the merger with Allegro.

                              PLAN OF DISTRIBUTION

   We will not receive any of the proceeds of the sale of the shares offered in this prospectus. The shares of common stock may be sold from time to time to purchasers directly by the Selling Securityholders. Alternatively, the Selling Securityholders may from time to time offer the shares through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of the shares for whom they may act as agent. The Selling Securityholders and any such brokers, dealers or agents who participate in the distribution of the shares may be deemed to be "underwriters" and any profits on the sale of the shares by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent the Selling Securityholders may be deemed to be underwriters, the Selling Securityholders may be subject to certain statutory liabilities, including, but not limited to, under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

   The shares offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The shares may be sold by one or more of the following methods, without limitation:

  . a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  . purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  . an exchange distribution in accordance with the rules of such exchange;

  . face-to-face transactions between sellers and purchasers without a broker-dealer and;

  . through the writing of options.


   At any time a particular offer of the shares is made, a revised prospectus or prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions, concessions and other items constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or are allowed or paid to dealers. The prospectus supplement and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Securities. In addition, the shares covered by this prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this prospectus.

   To the best of our knowledge, there are currently no plans, arrangement or understandings between any Selling Securityholders and any broker, dealer, agent or underwriter regarding the sale of the shares by the Selling Securityholders. There is no assurance that any Selling Securityholder will sell any or all of the shares offered by it hereunder or that any such Selling Securityholder will not transfer, devise or gift such Securities by other means not described in this prospectus.

   The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which may limit the timing of purchases and sales of any of the shares by the Selling Securityholders and any other such person. Furthermore, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days prior to the commencement of such distribution. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

   Pursuant to the Registration Rights Agreement entered into in connection with the offer and sale of the Notes by the Company, each of the Company and the Selling Securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection therewith.

   GenStar has agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the Securities to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                 LEGAL MATTERS

   The validity of the Common Stock being offered hereby will be passed upon for us by Luce Forward Hamilton & Scripps LLP, San Diego, California.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The Commission allows us to "incorporate by reference" into this prospectus the documents we file with them, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus is considered to be part of this prospectus, and information that we file later with the Commission automatically updates and supersedes any information in this prospectus. We incorporate by reference into this prospectus the documents listed below:

  . Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, as filed with the Commission on March 30, 2000, under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

  . Current Report on Form 8-K, as filed with the Commission on April 11,
    2000;

  . The description of our common stock contained in our Registration
    Statement on Form 8-A, as filed with the Commission on April 17, 2000 under the Exchange Act, including any amendment or report filed for the purpose of updating such description;

  . Quarterly Reports on Form 10-QSB for the quarterly periods ended March
    31, 2000 and June 30, 2000, as filed with the Commission on May 9, 2000 and August 4, 2000, respectively, under the Exchange Act;

  . All other reports filed by us under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of our fiscal year ended December 31, 1999.

   All documents we have filed with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the filing of a post-effective amendment indicating that all securities offered have been sold (or which re-registers all securities then remaining unsold), are deemed to be incorporated in this prospectus by this reference and to be made a part of this prospectus from the date of filing of such documents.

   We will provide, without charge, upon written or oral request of any person, including a beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the foregoing documents and information that has been or may be incorporated in this prospectus by reference. Requests for such documents and information should be directed to GenStar Therapeutics Corporation, Attention: Carin Sandvik, Corporate Controller and Corporate Secretary, 10865 Altman Row, San Diego, California 92121, telephone number
(858) 450-5949.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy and information statements, and other information with the Commission. Such reports, proxy and information statements, and other information filed by us can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of Public Reference Room by calling the SEC at 1-800-SEC-0330. Such reports, proxy statements and other information can also be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site that contains reports, proxy and information statements, and other information that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. This Web site can be accessed at http://www.sec.gov.

   We have filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the common stock offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us, the common stock, reference is made to the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. Copies of the registration statement, including all exhibits thereto, may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission, or may be examined without charge at the offices of the Commission described above.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, in connection with the offer made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the corporation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the corporation since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized to do so or to anyone to whom it is unlawful to make such offer or solicitation in such jurisdiction.

                                ---------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.........................................................   2
GenStar Therapeutics Corporation...........................................   2
The Offering...............................................................   4
Risk Factors...............................................................   5
Use of Proceeds............................................................  11
Selling Securityholders....................................................  12
Plan of Distribution.......................................................  13
Legal Matters..............................................................  14
Incorporation of Certain Documents by Reference............................  14
Where you can find more information........................................  15

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                       GenStar Therapeutics Corporation

                       1,480,500 Shares of Common Stock

                                ---------------

                                  PROSPECTUS

                                ---------------

                               November 14, 2000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the Selling Securityholders. All amounts are estimated except the Securities and Exchange Commission registration fee.

                                                                        Amount
                                                                        -------
   SEC registration fee................................................ $ 4,886
   Accounting fees and expenses........................................   5,000
   Legal fees and expenses.............................................   8,000
   Printing expenses...................................................   3,000
   Miscellaneous fees and expenses.....................................   1,000
                                                                        -------
     Total............................................................. $21,886
                                                                        =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

   Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under Securities Act. Our Bylaws provide that we will indemnify our directors and executive officers and may indemnify other officers to the fullest extent permitted by law. Under our Bylaws, indemnified parties are entitled to indemnification for negligence, gross negligence and otherwise to the fullest extent permitted by law. The Bylaws also require us to advance litigation expenses in the case of stockholder derivative actions or other actions. The indemnified party is required to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification.

   In addition, our Certificate of Incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director is subject to liability for breach of the director's duty of loyalty to us for acts or omissions not in good faith or involving intentional misconduct, for knowing violation of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as federal securities laws or state or federal environmental laws.

   We have entered into indemnity agreements with each of our directors and executive officers. Such indemnity agreements contain provisions that are in some respects broader than the specific indemnification provisions contained in Delaware law.

   The foregoing summaries are necessarily subject to the complete text of the statute, the Certificate of Incorporation, the Bylaws and agreements referred to above and are qualified in their entirety by reference thereto.

   Reference is made to the form of Note and Warrant Purchase Agreements included below as Exhibits 10.9 and 10.11 for provisions regarding indemnification of our officers, directors and controlling persons against liabilities, including liabilities under the Securities Act.

ITEM 16. EXHIBITS

 Exhibit No.                             Description
 -----------                             -----------

     2.1     Distribution Agreement between the Company and Medstone
             International Inc.(1)

     2.2 Asset Purchase Agreement, dated as of February 28, 1998, UroGen and Baxter Healthcare Corporation(2)

     2.3 Amendment to Asset Purchase Agreement, dated as of May 27, 1998, between UroGen and Baxter(2)

     3.1     Certificate of Incorporation of the Company(1)

     3.2     Bylaws of the Company(1)

     3.3     Certificate of Designation of Preferences and Rights of Series A
             Preferred Stock of UroGen(2)

     3.4     Certificate of Designation of Preferences and Rights of Series B
             Preferred Stock of UroGen(2)

     3.5     Certificate of Designation of Preferences and Rights of Series C
             Preferred Stock of UroGen(2)

     3.6     Certificate of Amendment of the Restated Certificate of
             Incorporation(4)

     5.1 Opinion of Luce, Forward, Hamilton & Scripps LLP regarding the legality of securities being registered

    10.1     Contribution Agreement between the Company and Medstone
             International, Inc. dated October 31, 1995(1)

    10.2     Form of Indemnification Agreement(1)

    10.3     UroGen Corp. 1995 Stock Plan(1)

    10.4     UroGen Corp. 1995 Director Option Plan(1)

    10.5     License Agreement, dated March 5, 1997, between UroGen and The
             Immune Response Corporation(3)

    10.6     Amendment to License Agreement, dated January 29, 1999, between
             UroGen and The Immune Response Corporation(3)

    10.7     License Agreement, dated November 5, 1997, by and among UroGen,
             Sidney Kimmel Cancer Center and Daniel A. Mercola, M.D., Ph.D.(3)

    10.8     License Agreement, dated September 20, 1996 between UroGen and The
             Regents of the University of California(3)

    10.9     Form of Note and Warrant Purchase Agreement, dated July 8, 1998 between UroGen and various investors(3)

    10.10    Warrant Certificate, dated July 31, 1997, between UroGen and
             Robert E. Sobol(3)

    10.11 Distribution Agreement, dated July 8, 1998, by and among UroGen and Baxter(2)

    10.12    Investor Rights Agreement, dated July 8, 1998, between UroGen and
             Baxter(2)

    10.13    Developmental Collaboration Agreement, dated July 8, 1998 between
             UroGen and Baxter(2)

    10.14    Credit Agreement, dated July 8, 1998, between UroGen and Baxter(2)

    10.15 Technology License Agreement, dated July 8, 1998, between UroGen and Baxter(2)

    10.16    Form of Note and Warrant Purchase Agreement, dated April 28, 1999 between UroGen and various investors(3)

    10.17    UroGen Corp. 1999 Stock Plan(5)

    10.18    Form of Common Stock and Warrant Purchase Agreement dated January
             21, 2000 between UroGen and various investors(5)

    10.19    Form of Common Stock Purchase Agreement dated January 21, 2000 between UroGen and various investors(5)

 10.20 Form of Common Stock Purchase Agreement dated February 22, 2000 between
       UroGen and various investors(4)

 10.21 Acquisition Agreement and Plan of Merger by and among GenStar
       Therapeutics Corporation and Allegro Cell Systems, Inc. dated May 15,
       2000

 10.22 Registration Rights Agreement dated May 15, 2000

 10.23 License Agreement between Allegro Cell Systems, Inc. and The Regents of the University of California dated May 8, 2000

 23.1  Consent of Ernst & Young LLP, Independent Auditors

 23.2  Consent of Luce, Forward, Hamilton & Scripps (in the opinion filed as
       Exhibit 5.1 hereto)

 24.1  Power of Attorney (contained on page II-5 hereto)

 27    Financial Data Schedule(4)

--------
(1) Previously filed with the Company's Application for Registration on Form 10-SB dated February 9, 1996.
(2) Previously filed with the Company's Current Report on Form 8-K dated July 23, 1998.
(3) Previously filed with the Company's Annual Report on Form 10-KSB/A dated May 24, 1999.
(4) Previously filed with the Company's Annual Report on Form 10-KSB dated March 30, 2000.
(5) Previously filed with this Registration Statement

ITEM 17. UNDERTAKINGS

   (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price, set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

   (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on the 14th day of November 2000.

                                          Genstar Therapeutics Corporation

                                                         /s/ *
                                          By: _________________________________
                                                Chief Executive Officer and
                                                         Director

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints Paul D. Quadros, Robert E. Sobol and Carin D. Sandvik, and each of them his/her true and lawful attorneys-in-fact and agent with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, including any post-effective amendments as well as any related registration statement (or amendment thereto) filed in reliance upon Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                 Name                            Title                   Date
                 ----                            -----                   ----

              /s/ *                    Chairman of the Board,      November 14, 2000
______________________________________  Chief Financial Officer
                                        and Director (Principal
                                        Financial Officer)

              /s/ *                    Chief Executive Officer     November 14, 2000
______________________________________  and Director

              /s/ *                    President                   November 14, 2000
______________________________________

              /s/ *                    Senior Vice President,      November 14, 2000
______________________________________  Chief Scientific Officer
                                        and Director

       /s/ Carin D. Sandvik            Corporate Controller and    November 14, 2000
______________________________________  Corporate Secretary
                                        (Principal Accounting
                                        Officer)

              /s/ *                    Director                    November 14, 2000
______________________________________

                 Name                             Title                   Date
                 ----                             -----                   ----


              /s/ *                     Director                    November 14, 2000
______________________________________


              /s/ *                     Director                    November 14, 2000
 ______________________________________

*By:  /s/   Carin D. Sandvik
______________________________________
           Carin D. Sandvik
           Attorney-in-Fact

                                 EXHIBIT INDEX


 Exhibit No.                             Description
 -----------                             -----------

     2.1     Distribution Agreement between the Company and Medstone
             International Inc.(1)

     2.2 Asset Purchase Agreement, dated as of February 28, 1998, UroGen and Baxter Healthcare Corporation(2)

     2.3 Amendment to Asset Purchase Agreement, dated as of May 27, 1998, between UroGen and Baxter(2)

     3.1     Certificate of Incorporation of the Company(1)

     3.2     Bylaws of the Company(1)

     3.3     Certificate of Designation of Preferences and Rights of Series A
             Preferred Stock of UroGen(2)

     3.4     Certificate of Designation of Preferences and Rights of Series B
             Preferred Stock of UroGen(2)

     3.5     Certificate of Designation of Preferences and Rights of Series C
             Preferred Stock of UroGen(2)

     3.6     Certificate of Amendment of the Restated Certificate of
             Incorporation(4)

     5.1 Opinion of Luce, Forward, Hamilton & Scripps LLP regarding the legality of securities being registered

    10.1     Contribution Agreement between the Company and Medstone
             International, Inc. dated October 31, 1995(1)

    10.2     Form of Indemnification Agreement(1)

    10.3     UroGen Corp. 1995 Stock Plan(1)

    10.4     UroGen Corp. 1995 Director Option Plan(1)

    10.5     License Agreement, dated March 5, 1997, between UroGen and The
             Immune Response Corporation(3)

    10.6     Amendment to License Agreement, dated January 29, 1999, between
             UroGen and The Immune Response Corporation(3)

    10.7     License Agreement, dated November 5, 1997, by and among UroGen,
             Sidney Kimmel Cancer Center and Daniel A. Mercola, M.D., Ph.D.(3)

    10.8     License Agreement, dated September 20, 1996 between UroGen and The
             Regents of the University of California(3)

    10.9     Form of Note and Warrant Purchase Agreement, dated July 8, 1998 between UroGen and various investors(3)

    10.10    Warrant Certificate, dated July 31, 1997, between UroGen and
             Robert E. Sobol(3)

    10.11 Distribution Agreement, dated July 8, 1998, by and among UroGen and Baxter(2)

    10.12    Investor Rights Agreement, dated July 8, 1998, between UroGen and
             Baxter(2)

    10.13    Developmental Collaboration Agreement, dated July 8, 1998 between
             UroGen and Baxter(2)

    10.14    Credit Agreement, dated July 8, 1998, between UroGen and Baxter(2)

    10.15 Technology License Agreement, dated July 8, 1998, between UroGen and Baxter(2)

    10.16    Form of Note and Warrant Purchase Agreement, dated April 28, 1999 between UroGen and various investors(3)

    10.17    UroGen Corp. 1999 Stock Plan(5)

    10.18    Form of Common Stock and Warrant Purchase Agreement dated January
             21, 2000 between UroGen and various investors(5)

    10.19    Form of Common Stock Purchase Agreement dated January 21, 2000 between UroGen and various investors(5)

 10.20 Form of Common Stock Purchase Agreement dated February 22, 2000 between
       UroGen and various investors(4)

 10.21 Acquisition Agreement and Plan of Merger by and among GenStar
       Therapeutics Corporation and Allegro Cell Systems, Inc. dated May 15,
       2000

 10.22 Registration Rights Agreement dated May 15, 2000

 10.23 License Agreement between Allegro Cell Systems, Inc. and The Regents of the University of California dated May 8, 2000

 23.1  Consent of Ernst & Young LLP, Independent Auditors

 23.2  Consent of Luce, Forward, Hamilton & Scripps (in the opinion filed as
       Exhibit 5.1 hereto)

 24.1  Power of Attorney (contained on page II-5 hereto)

 27    Financial Data Schedule(4)

--------
(1) Previously filed with the Company's Application for Registration on Form 10-SB dated February 9, 1996.
(2) Previously filed with the Company's Current Report on Form 8-K dated July 23, 1998.
(3) Previously filed with the Company's Annual Report on Form 10-KSB/A dated May 24, 1999.
(4) Previously filed with the Company's Annual Report on Form 10-KSB dated March 30, 2000.
(5) Previously filed with this Registration Statement